UNITED STATES

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KANSAS CITY SOUTHERN
(Name of Registrant as Specified In Its Charter)
CANADIAN PACIFIC RAILWAY LIMITED
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Canadian Pacific Submits Superior Proposal to Combine with Kansas City Southern

Stock and Cash Transaction Representing an Enterprise Value of Approximately $31 Billion

The Achievable, Pro-competitive CP-KCS Alternative Brings Compelling Short- and Long-

term Value, More Regulatory Certainty

CALGARY – Aug. 10, 2021 – Canadian Pacific Railway Limited (TSX: CP, NYSE: CP) (“CP”) today announced it has submitted a superior proposal to acquire Kansas City Southern (“KCS”) in a stock and cash transaction representing an enterprise value of approximately USD$31 billion1, offering KCS stockholders an alternative recognizing the premium value of KCS while providing more regulatory certainty.

The proposed transaction, which has the unanimous support of the CP Board of Directors, values KCS at $300 per share, representing a 34% premium2, based on the CP closing price on August 9, 2021 and KCS unaffected closing price on March 19, 2021. Following the closing into a voting trust, common shareholders of KCS will receive 2.884 CP common shares and $90 in cash for each share of KCS common stock held. The proposed transaction includes the assumption of $3.8 billion of outstanding KCS debt.

This superior proposal represents improved terms to those agreed to in the CP-KCS merger agreement entered into on March 21, 2021 that are substantially similar to those in the CN merger agreement, but offers significantly higher regulatory certainty than the proposed CN merger and significantly higher value than our previously agreed combination.

The full text of the Aug. 10, 2021 letter to the KCS Board of Directors outlining the proposal is below:

Board of Directors

c/o Pat Ottensmeyer

Kansas City Southern

427 West 12th Street

Kansas City, Missouri 64105

Dear Members of the Kansas City Southern (“KCS”) Board of Directors:

On behalf of Canadian Pacific Railway Limited (“CP”), I am pleased to submit the following revised offer (“Offer”) for CP to combine with KCS.

As we have stated previously, we understood and respected the KCS Board of Directors’ decision to explore the path to a transaction with Canadian National Railway Company (“CN”) in the exercise of its fiduciary duties. Nevertheless, CP has always believed that CN’s

[1]	Except where noted, all figures are in U.S. dollars.
[2]	Based on KCS closing share price of $224.16 as of March 19, 2021 and CP closing share price of CAD$91.50 (at 1.2565 FX rate) as of August 9, 2021.

deal was not executable and an attempt to dismantle the unique, pro-competitive deal that CP and KCS had agreed upon. We remain confident that the Surface Transportation Board (the “STB”) will ultimately reject CN’s proposal to use a voting trust and prove that the proposed CN merger is not a viable transaction.

At the time of CN’s offer in May, we chose to not make a revised offer because we believed that engaging in a bidding war with CN would have been value destructive to CP shareholders, and we continue to stand by that decision as having been the right one. However, we believe that now is the right time for us to re-engage with KCS, as the regulatory uncertainty of the proposed CN merger has placed KCS stockholders in the unfortunate position of having to vote on the proposed CN merger and, as a consequence of approving such proposal, eliminate KCS’s ability to consider superior offers, all the while not having any level of certainty with respect to whether the STB will approve CN’s use of a voting trust. We are excited to provide KCS stockholders a significantly more attractive alternative to this situation: this opportunity to turn down the CN merger proposal and once again pursue a combination of CP and KCS—a more certain transaction which offers compelling short-term and long-term value that is actually achievable, already has the benefit of STB approval to use a voting trust and is, in our view, the only viable Class 1 merger.

Unlike a combination with CN, a CP-KCS combination will be transformational in a positive manner for the railroad industry and will serve the best interests of our respective customers, shareholders and other stakeholders and the North American economy. This end-to-end combination, with a focus on growth, would also ensure the viability of KCS’s full network going forward, without the need to address issues related to overlap as in the proposed CN merger. Bringing together CP and KCS, two railroads that have been keenly focused on providing quality service to customers, will unlock the full potential of our networks and our people, and KCS stockholders will have the benefit of participating in the upside of our combined company’s growth.

Today, well over two months following your agreement with CN, KCS stockholders are being asked to vote in favor of a transaction that has yet to receive STB approval for closing into voting trust and offers them only risk and uncertainty. During the course of our recent engagement with your stockholders, the most frequent questions we have faced have been (1) will CP be there when the proposed CN merger fails and (2) what will CP be prepared to offer KCS stockholders. It is understandable that the KCS stockholders, being presented with a transaction that is highly unlikely to close, are eager to understand CP’s actionable alternative. In response to the concerns raised by the KCS stockholders, we believe that it is imperative that KCS management, the KCS Board of Directors and the KCS stockholders understand the CP alternative.

The Offer

The terms of our Offer are set forth below:

1.

Holders of KCS common stock will receive 2.884 CP common shares and $90 in cash for each share of KCS common stock held, representing a value of approximately $300 per common share based on CP closing market price as of August 9, 2021.

This represents an increase of $25 per KCS share over the offer price at the time of our previously agreed combination and a 34% premium to KCS’s unaffected price based on the KCS closing share price of $224 as of March 19, 2021. Holders of KCS preferred stock will continue to receive $37.50 in cash for each share of KCS preferred stock held.

2.

This Offer is subject to the execution of a merger agreement on terms substantially as set forth in the draft merger agreement attached as Annex A hereto (the “Merger Agreement”, and the transactions contemplated thereby, the “Transaction”).

3.

The cash portion of the consideration will be funded through a combination of cash-on-hand and approximately $9.5 billion in new debt. In connection with this Offer, we are submitting commitment letters, by and among CP, as covenantor, and Canadian Pacific Railway Company, as borrower, and Bank of Montreal and Goldman Sachs Lending Partners LLC, as commitment parties (the “Commitment Parties”), together with the redacted fee letter related thereto, in each case executed on behalf of the Commitment Parties, and which are attached as Annex B hereto.

4.

In connection with KCS’s termination of the Agreement and Plan of Merger, dated as of May 21, 2021, by and among CN, Brooklyn Merger Sub, Inc. and KCS (the “CN Agreement”) in accordance with the terms thereof in order to accept this Offer and enter into the Merger Agreement, upon receiving satisfactory evidence of KCS having paid, or having caused to be paid, the Company Termination Fee and CP Termination Fee Refund (as such terms are defined in the CN Agreement) pursuant to and in accordance with the terms of the CN Agreement as in effect on the date hereof, CP will advance or cause to be advanced to KCS an amount equal to the aggregate amount of the Company Termination Fee and the CP Termination Fee Refund (the latter constituting a refund and return by CP of the “Company Termination Fee” received by CP from KCS on the termination of the prior merger agreement between CP and KCS).

Benefits of CP’s Offer for KCS Stockholders

Our Offer, which is based solely on publicly available information, represents improved terms to those we had agreed to in our previously agreed combination that are substantially similar to those in the CN Agreement, but offers significantly higher regulatory certainty than the proposed CN merger and considerably higher value than our previously agreed combination.

We believe that our Offer is superior to the proposed CN merger due to the greater regulatory and value certainty it provides KCS stockholders. CP has a clear path to closing with STB voting trust approval (a condition CN has still not been able to satisfy) already in-hand. Furthermore, the STB has affirmed that the pro-competitive CP-KCS combination would be evaluated under the pre-2001 STB merger rules, unlike the CN-KCS combination which would be scrutinized under the more stringent STB merger rules adopted in 2001.

The new rules were designed to address the exact kinds of threats to competition and other issues posed by a CN-KCS combination, and they place a “heavier burden on merger applicants to show that a major rail combination is consistent with the public interest.” KCS stockholders should not assume that there is any certainty of value in the proposed CN merger given the level of uncertainty as to whether the STB voting trust approval or final approval of the combination will be obtained by CN, especially in view of President Biden’s recent executive order on “Promoting Competition in the American Economy” and the fundamental anticompetitive issues raised by the proposed CN merger that would exist immediately upon the closing of the Proposed CN Merger into voting trust due to, among other things, the overlapping and parallel character of CN’s and KCS’s routes.

On the other hand, our Offer presents a compelling strategic combination of CP and KCS, two railroads whose networks you joined us in describing as “a perfect and natural fit”, to form the first U.S.-Mexico-Canada rail network that is truly end-to-end and pro-competitive with no overlap, and which, in our view, is the only viable Class 1 combination. We remain eager and committed to bringing together the two best performing Class 1 railroads for the past three years on a revenue growth basis. We have extensive experience in successfully integrating acquired businesses and a strong track record of realizing synergies, and our similar cultures, shared focus on safety and collective commitment to providing significant positive impacts for our respective employees, customers, communities, and shareholders have not changed. CP’s leading management team has consistently outperformed CN and delivered superior results for its shareholders. CP’s proven track record of performance and its record as the safest Class 1 railroad for 15 consecutive years will serve KCS well. We will, in turn, benefit from your leadership and expertise as we grow sustainably, together. We are confident that, together with your experienced and talented team, we will be able to continue that success in a combination of CP and KCS to the benefit of both sets of shareholders.

Following the closing of the Transaction, KCS stockholders would own approximately 28% of the combined company (reflecting a 3% increased ownership as compared to our previously agreed combination). Our combined company would be well positioned for growth, bringing together the two railroads with the highest 3-year revenue CAGR and generating increased annual synergies of $1 billion within three years.

We recognize that you may not wish to take action with respect to our Offer in advance of your upcoming Special Meeting of Stockholders to vote on the proposed CN merger; however, as indicated above, we believe it is important that you and your stockholders fully understand our Offer in advance of your stockholder vote. We request that you promptly take formal action on our Offer at the earliest of receipt of the STB’s denial of CN’s voting trust or a reasonable period of time prior to your stockholders’ meeting to approve the proposed CN merger on August 19th.

In closing, we remain truly excited about once again pursuing this once-in-a lifetime partnership together and remain committed to everything this opportunity presents. These two companies have long, proud histories and an even brighter future, together.

Respectfully yours,

Keith Creel

President and Chief Executive Officer

Canadian Pacific Railway Limited

CP Proxy Statement for KCS stockholder meeting

CP has filed a proxy statement asking stockholders to vote “AGAINST” the proposed CN-KCS combination at the KCS special meeting of stockholders on Aug. 19, 2021 so that KCS’s stockholders avoid being locked into the CN-KCS deal and unable to consider other, better, options.

Regulatory review

CP continues to pursue its application process for a potential acquisition of KCS so that the STB can review the pro-competitive CP-KCS combination without undue delay. Importantly, the STB has already approved CP’s use of a voting trust and affirmed KCS’ waiver from the new rail merger rules it adopted in 2001 because a CP-KCS combination is truly end-to-end, pro-competitive, and the only viable Class 1 combination.

Review of the CN voting trust by the STB remains pending, and the STB has already determined a CN-KCS combination would be reviewed under the new merger rules, the first time a Class 1 combination has been evaluated under that regulatory system.

CP-KCS: The only viable Class 1 combination

A CP-KCS combination would be a positive step toward more competition – not less – in the freight rail industry and would be better for Amtrak. It brings more competition among railways and protects obligations to passenger service.

A CP-KCS combination offers all the same benefits – and more – to rail shippers and the supply chain as a CN-KCS combination, with none of the detriments or the need to enforce promises through more regulation. A CP-KCS combination:

•	Creates single line routes to all the markets that a CN-KCS network would reach.

•	Brings new competition to and from Upper Midwest markets dominated by BNSF or UP that CN-KCS cannot address.

•	Creates new competition versus CN that CN-KCS actually eliminates.

•	Has a route network that does not funnel all of its traffic through the congested Chicago area.

•	Unlocks new capacity for Amtrak passenger service, rather than interfering with passenger service between Baton Rouge and New Orleans and south of Chicago.

A CP-KCS combination would enhance competition, create new and stronger competitive single-line options against existing single-line routes while taking trucks off the highway. A CP-KCS combination would maintain all existing freight rail gateways and maintain competition in the Baton Rouge to New Orleans corridor, while creating new north-south lanes between Western Canada, the Upper Midwest and the Gulf Coast and Mexico.

CP is willing to host intercity passenger rail service between New Orleans and Baton Rouge, an outcome with far more operational flexibility and less risk to Louisiana taxpayers. CP has consistently received an A rating from Amtrak, leading the industry for the previous five years-plus, in its annual host railroad report card recognizing its industry-leading on-time performance record. CP is also the first Class 1 railroad to complete 100 percent certification of its Amtrak schedules.

Similarly, a CP-KCS transaction would diminish the pressure for downstream consolidation by preserving the basic six-railroad structure of the North American rail network: two in the west, two in the east and two in Canada, each with access to the U.S. Gulf Coast. By contrast, a CN-KCS transaction would fundamentally disrupt this balance.

For information on the benefits of a CP-KCS combination, visit FutureForFreight.com.

Advisors

BMO Capital Markets and Goldman Sachs & Co. LLC are serving as financial advisors to Canadian Pacific. Sullivan & Cromwell LLP, Bennett Jones LLP and the Law Office of David L. Meyer are serving as legal counsel to Canadian Pacific. Creel-García-Cuéllar, Aiza y Enríquez, S.C. is serving as Mexican legal counsel to Canadian Pacific. Stinson LLP is serving as FCC regulatory counsel to Canadian Pacific. Evercore is serving as the Canadian Pacific Board’s financial advisors and Blake, Cassels & Graydon LLP is serving as the Board’s legal counsel.

Conference Call for Investment Community

CP will host an investor conference call today, Aug. 10, 2021, at 8:00AM Eastern Time to discuss this announcement. A live webcast of the call and the replay will be available on the CP website at investor.cpr.ca. To listen to the live conference call, dial (877) 325-0004 in the U.S. or (873) 415-0269 internationally.

A conference call replay will be available on Aug. 10, 2021, at 11:00AM Eastern Time. To access the replay, dial (800) 585-8367 or (416) 621-4642 and reference the passcode 1857048.

FORWARD LOOKING STATEMENTS AND INFORMATION

This news release includes certain forward-looking statements and forward looking information (collectively, FLI). FLI is typically identified by words such as “anticipate”, “expect”, “project”, “estimate”, “forecast”, “plan”, “intend”, “target”, “believe”, “likely” and similar words suggesting future outcomes or statements regarding an outlook. All statements other than statements of historical fact may be FLI.

Although we believe that the FLI is reasonable based on the information available today and processes used to prepare it, such statements are not guarantees of future performance and you are cautioned against placing undue reliance on FLI. By its nature, FLI involves a variety of assumptions, which are based upon factors that may be difficult to predict and that may involve known and unknown risks and uncertainties and other factors which may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by these FLI, including, but not limited to, the following: changes in business strategies and strategic opportunities; estimated future dividends; financial strength and flexibility; debt and equity market conditions, including the ability to access capital markets on favourable terms or at all; cost of debt and equity capital; potential changes in the CP share price; the ability of management of CP, its subsidiaries and affiliates to execute key priorities; general North American and global social, economic, political, credit and business conditions; risks associated with agricultural production such as weather conditions and insect populations; the availability and price of energy commodities; the effects of competition and pricing pressures, including competition from other rail carriers, trucking companies and maritime shippers in Canada and the U.S.; North American and global economic growth; industry capacity; shifts in market demand; changes in commodity prices and commodity demand; uncertainty surrounding timing and volumes of commodities being shipped via CP; inflation; geopolitical instability; changes in laws, regulations and government policies, including regulation of rates; changes in taxes and tax rates; potential increases in maintenance and operating costs; changes in fuel prices; disruption in fuel supplies; uncertainties of investigations, proceedings or other types of claims and litigation; compliance with environmental regulations; labour disputes; changes in labour costs and labour difficulties; risks and liabilities arising from derailments; transportation of dangerous goods; timing of completion of capital and maintenance projects; sufficiency of CP’s budgeted capital expenditures in carrying out CP’s business plan; services and infrastructure; the satisfaction by third parties of their obligations to CP; currency and interest rate fluctuations; exchange rates; effects of changes in market conditions and discount rates on the financial position of pension plans and investments; trade restrictions or other changes to international trade arrangements; the effects of current and future multinational trade agreements on the level of trade among Canada and the U.S.; climate change and the market and regulatory responses to climate change; anticipated in-service dates; success of hedging activities; operational performance and reliability; regulatory and legislative decisions and actions; public opinion; various events that could disrupt operations, including severe weather, such as droughts, floods, avalanches and earthquakes, and cybersecurity attacks, as well as security threats and governmental response to them, and technological changes; acts of terrorism, war or other acts of violence or crime or risk of such activities; insurance coverage limitations; and the pandemic created by the outbreak of COVID-19 and resulting effects on CP’s business, operating results, cash flows and/or financial condition, as well as resulting effects on economic conditions, the demand environment for logistics requirements and energy prices, restrictions imposed by public health authorities or governments, fiscal and monetary policy responses by governments and financial institutions, and disruptions to global supply chains.

We caution that the foregoing list of factors is not exhaustive and is made as of the date hereof. Additional information about these and other assumptions, risks and uncertainties can be found in reports and filings by CP with Canadian and U.S. securities regulators. Reference should be made to “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” in CP’s annual and interim reports on Form 10-K and 10-Q. Due to the interdependencies and correlation of these factors, as well as other factors, the impact of any one assumption, risk or uncertainty on FLI cannot be determined with certainty.

Except to the extent required by law, we assume no obligation to publicly update or revise any FLI, whether as a result of new information, future events or otherwise. All FLI in this news release is expressly qualified in its entirety by these cautionary statements.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

CP has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) to be used to solicit votes of the stockholders of KCS against the proposal to adopt the CN Agreement. Additionally, in furtherance of CP’s proposed transaction with KCS and subject to future developments, CP (and, if a negotiated transaction is agreed, KCS) may file one or more proxy statements, registration statements, prospectuses or other documents with the SEC or applicable securities regulators in Canada. This news release is not a substitute for any proxy statement, registration statement, prospectus or other document CP and/or KCS may file with the SEC or applicable securities regulators in Canada in connection with the proposed transaction.

INVESTORS AND STOCKOLDERS OF KCS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, ALONG WITH ANY FUTURE PROXY STATEMENT(S) AND OTHER PROXY MATERIALS, REGISTRATION STATEMENT(S), PROSPECTUS(ES) AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC OR APPLICABLE SECURITIES REGULATORS IN CANADA CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT KCS, CP, THE TRANSACTIONS CONTEMPLATED BY THE CN MERGER AGREEMENT, CP’S PROPOSED TRANSACTION WITH KCS AND RELATED MATTERS AND DEVELOPMENTS. THE DEFINITIVE PROXY STATEMENT ALSO INCLUDES INFORMATION ABOUT THE IDENTITY OF THE PARTICIPANTS IN CP’S PROXY SOLICITATION AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS THEREIN.

THE DEFINITIVE PROXY STATEMENT AND OTHER MATERIALS FILED WITH THE SEC ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT WWW.SEC.GOV. IN ADDITION, INVESTORS AND STOCKHOLDERS MAY OBTAIN FREE COPIES OF THE DEFINITIVE PROXY STATEMENT AND OTHER MATERIALS FILED WITH THE SEC ONLINE AT INVESTOR.CPR.CA, OR UPON REQUEST TO CP’S PROXY SOLICITOR, INNISFREE M&A INCORPORATED, AT (212) 750-5833 OR TOLL-FREE AT (877) 456-3442.

NO OFFER OR SOLICITATION

This news release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to appropriate registration or qualification under the securities laws of such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

ABOUT CANADIAN PACIFIC

Canadian Pacific (TSX: CP) (NYSE: CP) is a transcontinental railway in Canada and the United States with direct links to major ports on the west and east coasts. CP provides North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit www.cpr.ca to see the rail advantages of CP. CP-IR

Contacts:

Media

Alert_MediaRelations@cpr.ca

Investment Community

Chris De Bruyn

Tel: 403-319-3591

investor@cpr.ca